Exhibit 10.2

CONFIDENTIAL TREATMENT

CONFIDENTIAL

AMENDMENT 1

To

STANDARD MANUFACTURING AGREEMENT

Between

Teradyne Inc.

And

Solectron Corporation

Solectron (Suzhou) Technology Co., Ltd (“SLR Suzhou”), a PRC corporation whose principal place of business is located at 9 Suqian Road, Suzhou Industrial Park, Jiangsu, China 215021, and Teradyne Kabushiki Kaisha, (“TKK”), a Japanese corporation whose principal place of business is located at 1-5-4 Higashiyama, Meguro-ku, Tokyo, Japan agree that the process of Excess inventory Disposition as follows:

1.0	Effect of Amendment

1.1.	Except as expressly set forth herein, the terms and conditions of the Standard Manufacturing Agreement entered into between Solectron Corporation and Teradyne Inc. on November 24, 2003 (the “Master Agreement”) shall apply and govern the relationship between SLR Suzhou and TKK. This Amendment commence on the effective date when signed by both parties, and shall continue for an initial term of two (2) years. It is the intent of both parties to automatically renew this Amendment for successive one (1) year increments unless either party requests in writing, at least thirty (30) days prior to the anniversary date, that this Amendment is to be renegotiated.

1.2.	Except as otherwise defined in this Amendment, all words with initial capitalized letters have the meaning ascribed to them in the Master Agreement.

1.3.	Except as specifically modified by the terms of this Amendment, all other terms and conditions of the Master Agreement shall remain in full force and effect. Unless otherwise stated in this Amendment, it is agreed that the terms and conditions of this Amendment shall be subject and subordinate to the Master Agreement, and the terms and conditions of the Master Agreement are incorporated herein by reference.

2.0	Deposit to the balance of Excess Material

2.1.	Parties agree that the balance of Excess Material as at December 21, 2006 is [ ]*. SLR Suzhou shall issue an invoice to TKK with breakdown itemizing Excess Materials parts.

* - Confidential Treatment Requested. Omitted portions filed with the Securities and Exchange Commission.

2.2.	TKK will review the breakdown and shall deposit money with SLR Suzhou for the value of the invoice.

3.0	Process of Excess Materials Disposition

3.1.	In the first week of every Fiscal Month of SLR Suzhou, SLR Suzhou will provide Excess Materials inventory level as at the end of the prior month, with break-down itemizing Excess Materials parts to the TKK representative designated by TKK. The TKK representative will review the result and give an approval to SLR Suzhou.

3.2.	In the event current month Excess Materials balance has increased from the previous month, SLR Suzhou shall issue a Debit Note in US$ to TKK (Attn: Accounting Manager), pursuant to which TKK shall reimburse SLR Suzhou payment for settlement of the Debit Note in full.

3.3.	In the event current month Excess Materials balance decreases (i.e. SLR Suzhou has consumed the Excess Material), SLR Suzhou will issue a Credit Note to TKK (Attn: Accounting Manager), following which TKK will offset the Credit Memo with the “Account Payable-Trade” balance, and pay the net Account Payable amount to SLR Suzhou.

Agreed:

SLR Suzhou:	TKK:
Solectron Technology	Teradyne Kabushiki Kaisha
(Suzhou) Co. Ltd.

[Stamp of SLR Suzhou]

By:	By:	/s/ T. Takezaki
Name:	Name:	Tokio Takezaki
Title:	Title:	TKK Controller
Date:	Date:	Jan. 18, 2007

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